Exhibit 99.1

Schedule A

Executive Officers and Directors HBM Healthcare Investments (Cayman) Ltd.

The following table sets forth the name, present principal occupation, and citizenship of each executive officer and director of HBM Healthcare Investments (Cayman) Ltd. as of July 16, 2026. The business address of each person listed below is c/o HBM Healthcare Investments (Cayman) Ltd., Governors Square, 23 Lime Tree Bay Avenue, PO Box 30852, Grand Cayman, KY1-1204, Cayman Islands.

Name	Present Occupation	Citizenship

Richard H. Coles	Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.; Solicitor admitted in England and a Cayman Islands Attorney-at-law	British

Sophia A. Harris	Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.; Founder, Solomon Harris, Attorneys-At-Law; Council member, Cayman Islands Law Society	British Overseas Territories

Dr. Mark Kronenfeld

Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.;

Vice Chairman of Anesthesiology and Medical Director of Perioperative Services, Maimonides Medical Center;

Managing Partner, AABP Anesthesiology and Pain Management LLP

United States

Jean-Marc LeSieur	Managing Director and Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.	British

Dr. Andreas Wicki	Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.; Healthcare entrepreneur and investor; Director, Harmony Biosciences Holdings, Inc.; Director, Buchler (FAGUS Group)	Swiss

Richard Paul Woodhouse	Member of the Board of Directors, HBM Healthcare Investments (Cayman) Ltd.; Independent international Investment Research Analyst	British